Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2017
(millions, except per share amounts)
Operating Revenue	$12,415

Operating Expenses	8,525

Income from operations	3,890

Other income	300

Interest and related charges	1,145

Income from operations including noncontrolling interests before income tax expense	3,045

Income tax expense	735

Net income including noncontrolling interests	2,310
Noncontrolling interests	141

Net income Attributable to Dominion Energy	$2,169

Earnings Per Common Share – Basic and Diluted
Income from operations	$3.68
Noncontrolling interests	(0.22)
Net income attributable to Dominion Energy	$3.46

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2017
(millions)
Operating Revenue	$7,500

Operating Expenses	4,951

Income from operations	2,549

Other income	66

Interest and related charges	479

Income before income tax expense	2,136

Income tax expense	787

Net Income	$1,349

DOMINION ENERGY GAS HOLDINGS, LLC

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2017
(millions)
Operating Revenue	$1,751

Operating Expenses	1,130

Income from operations	621

Earnings from equity method investee	23

Other income	15

Interest and related charges	96

Income before income tax expense	563

Income tax expense	189

Net Income	$374